CAUSEY DEMGEN & MOORE INC.
1801 California, Suite 4650
Denver, Colorado 80202

July 27, 2001

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   SAN Holdings, Inc.
         SEC File No. 0-16423

Ladies and Gentlemen:

The undersigned Causey Demgen & Moore Inc. previously acted as independent accountants to audit the financial statements of SAN Holdings, Inc. (the “Company”). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4 of the Company’s Form 8-K dated July 23, 2001, captioned “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT” and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Dated this 27th day of July, 2001.

Sincerely,

/s/ CAUSEY DEMGEN & MOORE INC.